Exhibit 99.1

Power REIT Acquires Property in Colorado for Greenhouse Cannabis Cultivation in Highly Accretive Transaction

Old Bethpage, New York, March 12, 2021 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”) today announced that it has acquired an additional 2.2 acre parcel in Crowley County, Colorado (the “Property”) through a wholly owned subsidiary (“PropCo”). The Property is strategically located in a part of southern Colorado that offers a very favorable business setting and growing environment for efficient and sustainable greenhouse cultivation.

As part of the transaction, Power REIT has agreed to fund the construction of approximately 24,512 square feet of greenhouse and processing space for its new tenant, Gas Station LLC (“Gas Station”). Power REIT’s total capital commitment for the project is approximately $2.1 million including the land acquisition cost.

Concurrent with the acquisition, PropCo entered into a 20-year “triple-net” lease (the “Lease”) with Gas Station which will operate a cannabis cultivation facility. The lease requires Gas Station to pay all property related expenses including maintenance, insurance and taxes. After the initial 20-year term, The Lease provides two, five-year renewal options and has a personal guarantee from the owners of Gas Station. As mandated by the Lease, Gas Station will maintain a medical marijuana license and will operate in accordance with all Colorado and municipal regulations. The Lease also prohibits retail sales of its products from the Property.

The Lease is structured whereby after an initial deferred rent period to allow for construction, the rental payments provide PropCo with a full return of its invested capital over the next three years and thereafter, provides an approximately 13.3% yield increasing thereafter at a rate of 3% per annum.

The Lease as structured provides straight-line annual rent of approximately $301,000, representing an unleveraged FFO yield of approximately 19% on the invested capital.

CORE FFO ASSUMPTIONS

The acquisition described above is immediately accretive to CORE FFO by adding approximately $301,000 of straight-line rent. As previously announced, Power REIT recently completed a Rights Offering to raise capital to deploy on additional acquisitions including this transaction with Gas Station.

David Lesser, Power REIT’s Chairman and CEO, commented, “We continue to deploy capital on a highly accretive basis that supports our investment thesis of investing in sustainable property investments. Southern Colorado continues to represent a compelling opportunity for our investment strategy in cannabis cultivation facilities. We believe that each additional acquisition diversifies our tenant concentration and further improves our focused strategy within this vibrant market that provides significant runway for growth.”

Mr. Lesser, concluded “We have generated dramatic growth since July 2019 when we embarked on our new business plan focused on Controlled Environment Agriculture properties. Power REIT’s relatively small size combined with the attractive investment yields that we are generating through CEA property acquisitions, positions us for continued outpaced growth. We believe Power REIT represents an attractive investment proposition based on our relatively low trading multiple than REIT peers with a clear growth trajectory.

Statement on Sustainability

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture (CEA Facilities), Renewable Energy and Transportation.

CEA Facilities, such as greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. CEA facilities use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 home on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

About Power REIT

Power REIT is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture for the cultivation of food and cannabis. Power REIT is focuses on the “Triple Bottom Line” with a commitment to Profit, Planet and People.

Additional information about Power REIT can be found on its website: www.pwreit.com

Additional information about Power REIT can be found on its website: www.pwreit.com

Cautionary Statement about Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

CONACT:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com